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                                                                     EXHIBIT 4.1

(Rev 1)

                                 LOAN AGREEMENT

         THIS LOAN AGREEMENT (this "Agreement") is dated June , 2003 between and among Mid-State Raceway, Inc., a New York corporation ("Raceway"), Mid-State Development Corporation, a New York corporation ("Development", and Raceway and Development collectively "Borrower") both with a mailing address at P.O. Box 860, Vernon, New York 13476 and Vestin Mortgage, Inc., a Nevada corporation having an address at 2901 El Camino Avenue, Las Vegas, Nevada 89102 (referred to herein as the "Lender").

                                    RECITALS

                  WHEREAS, Borrower is the owner of the real property described on Exhibit "A" annexed hereto (the "Real Property") together with the improvements thereon, thereunder and/or thereto made (collectively the "Improvements") and all furniture, fixtures, equipment and other personal property (tangible, intangible, fixed and contingent) now or hereafter used in the use, management and operation of the Real Property and/or Improvements (the "Personal Property", and the Real Property, Improvements and Personal Property collectively referred to herein as the "Property"); and

                  WHEREAS, the Property is presently encumbered with mortgages securing $18,000,000 of existing debt (the "Existing Debt") which bears interest at the rate of 12% per annum and which is payable in full July 31,2004 (subject to extension for an additional 12 months, in the absence of default and payment of $900,000.00 in extension fees); and

                  WHEREAS, in order for the Borrower to construct and/or complete facilities (the "Facilities") sufficient to install and operate approximately 1,200 video lottery terminals ("VLT's") at its Vernon Downs facilities, it will be required to expend approximately $2,700,000.00; and

                  WHEREAS, the Borrower desires to borrow from the Lender $23,000,000.00 (the "Loan") for the purposes of refinancing the Existing Debt, funding the construction of the Facilities and for working capital as set forth on Exhibit "B" annexed hereto and made a part hereof.

         NOW, THEREFORE, in consideration of the foregoing and of the covenants, conditions and agreements contained herein, the Borrower and Lender agree as follows:

         1. In this Agreement the following terms shall have the following meanings:

                  (a) "Assignment of Contracts and Permits" -- the Assignment of Licenses, Permits, Approvals, Contracts, Installment Purchase Agreements and Equipment Leases to Lender from each of Raceway and Development.

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                  (b) "Assignment of Leases" -- the Assignment of Leases and
Rents to Lender from each of Raceway and Development.

                  (c) "Environmental Indemnity" -- the Hazardous Substances Indemnity Agreement from Borrower to Lender.

                  (d) "Loan Documents" -- this Agreement, the Note, the Mortgage, the Assignment of Leases, the Security Agreement, the Environmental Indemnity, the Assignment of Contracts and Permits, the Financing Statements and the CD Agreement; and such other documents and agreements as Lender may require in connection with the Loan, each as the same may be modified or amended from time to time.

                  (e) "Mortgage" -- (i) the Consolidated and Restated Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing from Raceway to Lender encumbering that portion of the Property owned by Raceway and securing all of Borrower's obligations under the Note and the other Loan Documents, (ii) the Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing from Raceway to Lender encumbering that portion of the Property owned by Raceway and securing all of Borrower's obligations under the Note and the other Loan Documents, and (iii) the Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing from Development to Lender encumbering that portion of the Property owned by Development and securing all of Borrower's obligations under the Note and the other Loan Documents.

                  (f) "Note" -- (i) the Consolidated Secured Promissory Note from Borrower to the order of Lender in the original stated principal amount of up to Twenty Three Million ($23,000,000.00) Dollars, as the same may be modified or amended from time to time, and (ii) the Secured Promissory Note from Borrower to the order of Lender in the original stated principal amount of up to Five Million ($5,000,000.00) Dollars, as the same may be modified or amended from time to time.

                  (g) "Security Agreement" -- (i) the Security Agreement from Raceway, as debtor, to Lender, as secured party, and (ii) the Security Agreement from Development, as debtor, to Lender, as secured party .

                  (h) "Financing Statements" -- the UCC-1 Financing Statements naming each Borrower as debtor and Lender as secured party and filed with the offices of the Secretary of the State of New York and in the County of Oneida in connection with the Mortgage and the Security Agreement.

                  (i) "Title Policy" - both (i) a mortgagee's policy of title insurance issued by Commonwealth Land Title Insurance Company or another title insurance company acceptable to Lender in its sole and absolute discretion (the "Title Company") in the aggregate face amount of $23,000,000.00, and on such form as shall be acceptable to Lender in its sole and absolute

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discretion, guaranteeing as of the date of the Closing, the Mortgage to be a valid first and prior lien on Borrower's fee simple interest in the Property (including any easements appurtenant thereto) and insuring against Indian land claims, subject only to those encumbrances as shall be acceptable to Lender in its sole and absolute discretion (the "Permitted Encumbrances"), and (ii) an owner's policy of title insurance issued by the Title Company, and on such form as shall be acceptable to Lender in its sole and absolute discretion, guaranteeing as of the date of the Closing, the Borrower's fee simple interest in the Property (including any easements appurtenant thereto) subject only to those encumbrances as shall be acceptable to Lender in its sole and absolute discretion (the "Permitted Encumbrances). The Title Policy shall contain such endorsements as Lender may reasonably require.

                  (j) "Closing" - the date (within 30 days of the date hereof) designated by the Lender (upon no less than 3 days prior written notice to the Borrower) at which the Initial Disbursement (as defined) shall be made by the Lender to or for the benefit of the Borrower as herein provided. The Closing shall take place at the offices of the Borrower in Vernon, New York, at 10:00 on the date so designated by the Lender.

                  (l) "Allcap Note" - the Consolidated Secured Promissory Note dated January 29, 2003 executed by the Borrower in favor of All Capital, LLC ("Allcap") in the aggregate principal amount of $18,000,000.00.

                  (m) "Allcap Mortgage" - the Consolidated and Restated Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated January 29, 2003 executed by Raceway in favor of Allcap and securing the Allcap Note.

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                  (n) ""Development Mortgage" - the Mortgage, Assignment of
Leases and Rents, Security Agreement and Fixture Filing dated January 29, 2003 executed by Development in favor of Allcap and securing the Allcap Note.

                  (o) "Impositions" -- All taxes of every kind and nature, sewer rents, charges for water, for setting or repairing meters and for all other utilities serving the Property, and assessments, levies, inspection and license fees and all other charges imposed upon or assessed against the Property or any portion thereof (including the income derived from the Property), and any stamp or other taxes which might be required to be paid with respect to any of the Loan Documents, any of which might, if unpaid, result in a lien on the Property or any portion thereof, regardless of to whom assessed.

                  (p) "Assigned Documents" - all of the Allcap Mortgage, the Development Mortgage, the Allcap Note, the security agreement, financing statements on From UCC-1, assignment of leases and rents, assignment of licenses, permits, approvals, contracts, installment purchase agreements and equipment leases and hazardous substances indemnity agreement all executed by the Borrower in favor of Allcap.

                  2.(a) On the basis of the covenants, agreements and representations of Borrower contained in, and subject to the terms and conditions set forth in, this Agreement and the other Loan Documents , Lender agrees to lend to Borrower the principal sum of up to Twenty Three Million ($23,000,000.00) Dollars. The terms and conditions of the Loan as set forth in the Loan Documents are hereby incorporated herein by reference with the same full force and effect as if set forth herein in full. The proceeds of the Loan shall be disbursed by Lender: (i) for the payment of those items described on Exhibit "B" ; (ii) to pay certain closing costs approved by Lender in connection with the Loan; (iii) to fund working capital and (iv) to fund the construction of the Facilities. Borrower shall use the Loan proceeds for the purpose for which they were advanced and for no other purpose.

                  (b) Subject to the satisfaction of the terms and conditions herein contained, there shall be disbursed to or for the benefit of the Borrower, at the Closing, the aggregate amount of $20,300,000.00 (the "Initial Disbursement") which shall be applied by or for the benefit of the Borrower as set forth on Exhibit "B-1".

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                  (c) The remaining $2,700,000.00 proceeds of the Loan shall be disbursed by Lender as provided in Paragraph 4 hereof.

               3. (a) It shall be a condition precedent to Lender's obligation to make the Loan that at or before the Closing, Borrower shall execute and deliver or cause to be duly executed and delivered to Lender all of the Loan Documents and that all of the Loan Documents shall be satisfactory to Lender in form and substance.

                  (b) In addition to the Loan Documents, prior to the Closing, Borrower shall deliver or cause to be delivered to Lender each of the following, all of which shall be in form and substance satisfactory to Lender and each of which shall be a condition precedent to Lender's obligation to make the Loan:

                           (i) The Title Policy;

                           (ii) A survey of the Land and Improvements, certified
to Lender and the Title Company by a surveyor reasonably satisfactory to Lender, which survey shall contain the minimum detail for land surveys as most recently adopted by ALTA/ASCM, and which survey shall comply with Lender's survey requirements and shall contain a form certification reasonably acceptable to Lender. Said survey shall show no state of facts or conditions objectionable to Lender in the exercise of its reasonable discretion.

                           (iii) An opinion of Borrower's counsel dated the date
of the Closing and relating to such matters with respect to this Agreement and the transaction contemplated hereby (including usury and the compliance of the all Loan Documents with all applicable laws) as Lender may reasonably require, including without limitation those matters set forth on Exhibit "C" annexed hereto. By its execution and delivery of this Agreement, Borrower authorizes and directs such counsel to render such opinion.

                           (iv) The insurance policies described on Exhibit "D"
annexed hereto, or certificates of insurance evidencing the same.

                           (v) Uniform Commercial Code searches made in the
State of New York and County of Oneida showing no filings relating to Property other than those made pursuant to this Agreement and/or assigned to the Lender as hereinprovided and/or as set forth on the Schedule of Exceptions.

                           (vi) Certified copies of Borrower's certificate of
incorporation, by-laws, certificates of good standing for the State of New York and original corporate resolutions and certificates of incumbency with specimen signatures for the authorized officer(s).

                           (vii) An environmental site assessment with respect
to the Real Property and Improvements prepared by an environmental consultant reasonably satisfactory to Lender showing no matters unsatisfactory to Lender (in the exercise of its reasonable discretion), a letter

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from the consultant preparing the environmental site assessment stating that
Lender is authorized to rely on the information contained therein, and evidence reasonably satisfactory to Lender of said environmental consultant's errors and omissions insurance coverage.

                           (viii) Certified copies of all leases with respect to
a portion of the Real Property or Improvements which shall be satisfactory to Lender in its sole discretion, together with a subordination, non-disturbance and attornment agreement executed by each such tenant.

                           (ix) Evidence reasonably satisfactory to the Lender
that the Property has all required and applicable licenses, permits and approvals as Lender or any governmental authority having jurisdiction over the Borrower and/or the Property may require in connection with the use and occupancy of the Property as currently used and occupied.

                           (x) Certified copies of all operating agreements,
service contracts and equipment leases, if any, relating to Borrower's ownership and operation of the Property.

                           (xi) Evidence reasonably satisfactory to Lender as to
the zoning compliance of the Property.

                           (xii) Such other documents and instruments as Lender
may reasonably require.

                           (xiii) Payment to the Lender of the amounts described
in Paragraph 5 hereof.

                           (xiv) Evidence reasonably satisfactory to the Lender
of the payment, or agreement for the payment, of all real estate taxes and other assessments and charges due at or prior to the Closing at or prior to the Closing; or, alternatively, the elimination in the Title Policy of such real estate taxes as an exception to coverage provided by such Title Policy.

                           (xv) Evidence reasonably satisfactory to the Lender
that notification of the within transaction to all racing authorities having jurisdiction over the Borrower and/or its business and operations shall have been completed, if required, and all consents and approvals of such authorities, if any, shall have been received.

                           (xvi) An appraisal of the Property in form and
content reasonably acceptable to the Lender.

                           (xvii) Assignments in favor of the Lender of each of
the Assigned Documents; each of which assignments shall be without recourse against the assignor thereof.

                4. (a) So long as no Event of Default exists, Lender shall, on the terms and conditions set forth below, make advances (each an "Advance" and collectively the "Advances) to Borrower (on no more than nine occasions) of up to an aggregate amount of $2,700,000.00;

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provided however that no such advance shall be for less than $100,000.00 nor be made subsequent to the Maturity Date (as defined in the Note). The Advances shall be made by Lender and utilized by the Borrower, for the purposes set forth on Exhibit "B-2" annexed hereto.

                  (b) Prior to the first Advance (and as a condition precedent thereto):

                           (i) the Borrower shall have delivered to the Lender,
all in form and content reasonably acceptable to the Lender:

                                    (A) a budget ("Budget") for the construction
of the Facilities broken down by line items;

                                    (B) a construction schedule ("Construction
Schedule") indicating the anticipated date of commencement of construction of the Facilities ("Commencement Date") and for the completion of the construction of the Facilities ("Completion Date");

                                    (C) plans and specifications ("Plans and
Specification") for the construction of the Facilities prepared by a licensed architect (the "Architect") pursuant to an agreement with the Borrower ("Architecture Contract");

                                    (D) a guaranteed maximum price construction
contract ("Construction Contract") with a licensed general contractor ("Contractor") pursuant to which (y) the Contractor is obligated to construct the Facilities in accordance with the Plans and Specifications prior to the expiration of the Construction Schedule, and (z) 10% of each line item on the Budget is subject to retention which shall only be payable upon completion of the Facilities (as certified by the Architect and Contractor) and issuance of all required use and operation permits and licenses including a certificate of occupancy ; and

                                    (E) a Schedule of Requested Advances (which
schedule shall include the dates upon which it is anticipated each Advance will be requested and the amount Borrower anticipates drawing on each such date); and

                                    (F) a construction disbursement agreement
(the "CD Agreement") among the Lender, the Borrower and Disbursement Management, Inc., a Nevada corporation (the "Agent") with respect to the deposit with and disbursement by the Agent of the proceeds of the Advances on terms and conditions reasonably acceptable to the Lender;

                           (ii) Borrower shall have provided such policy or
policies of worker's compensation insurance as may be required by applicable worker's compensation insurance laws (including employer's liability insurance, if required by Lender), covering all employees of Borrower and the Contractor;

                           (iii) Borrower shall have provided a policy or
policies of builder's "all risk" insurance in an amount not less than the full insurable completed value of the Property on a

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replacement cost basis. The policy or policies shall insure against loss or damages by hazards customarily included within such 'all risk' policies and any other risks or hazards which Lender may reasonably specify, and each shall contain a Lender's Loss Payable Endorsement (Form 438 BFU or equivalent) in favor of Lender;

                           (iv) Borrower shall have provided comprehensive
liability insurance naming Lender as an additional insured, on an "occurrence" basis against claims for personal injury' liability, including bodily injury, death or property damage liability, with a limit of not less than one million dollars ($1,000,000.00). Such insurance shall be primary and noncontributory with any other insurance carried by Lender;

                           (v) the Lender shall have approved the Budget;

                           (vi) the Lender shall have approved the Plans and
Specifications;

                  (c) Subject to the satisfaction of the provisions of subparagraph 4(b) hereof and the provisions of subparagraph 4(d) hereof, Lender shall make each Advance within ten (10) Business Days following the satisfaction, in the sole discretion of Lender, of each of the following conditions:

                           (i) No Advance shall be made in an amount of less
than $100,000;

                           (ii) There shall be no more than nine Advances and no
more than one per month; and no Advance shall be made more than 12 months following the Closing;

                           (iii) Borrower shall have submitted to Lender a
completed request for advance (a "Request for Advance") in form and content reasonably acceptable to Lender (and, if requested by Lender, certified by Architect and Contractor that the Facilities as constructed to date conform to the Plans and Specifications); which Request for Advance shall, among other things, describe which of the items set forth on the Budget will be satisfied with the proceeds of such Advance. Unless Borrower has notified Lender in writing to the contrary, each Request for Advance shall constitute Borrower's representation and warranty to Lender that (A) the Loan is "in balance", (B) all prior disbursements, as well as that currently being requested, were and will be used in strict compliance with the Budget, (C) no Event of Default has occurred, and no event has occurred with notice or the passage of time could become an Event of Default, and (D) the materials have been installed and the work performed ;

                           (iv) Borrower shall have submitted documentary
evidence reasonably acceptable to Lender that Borrower has applied all prior proceeds of the Loan in accordance with the terms and conditions of this Agreement and the other Loan Documents;

                           (v) Lender may make Advances (A) payable directly to
Borrower, or (B) payable jointly to Borrower and third party payees, (C) payable directly to third parties on behalf and for the benefit of Borrower, or (D) to Disbursement Management, Inc.;

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                           (vi) Borrower shall be deemed to have remade, as of
the date of each Advance, each and every representation and warranty made by Borrower in this Agreement and in every other Loan Document, and every such representation and warranty shall be true and correct at the time of each Advance;

                           (vii) Borrower shall have delivered to Lender an
endorsement to the Title Policy, which endorsement: (A) insures Lender against unfiled mechanic's liens; (B) increases the coverage under said policy to the full principal amount then advanced under the Loan; (C) insures that, since the date of the policy or the most recent endorsement to the policy, there has been no change in the status of title to the Property (except for the lien of unpaid taxes, not yet due and payable), and (D) changes the effective date of the policy to the date of the Advance being made by Lender;

                           (viii) Borrower shall have satisfied such other
conditions to any Advance which Lender may reasonably require or impose;

                           (ix) Since the date of the Loan Agreement there shall
have been no material adverse change in the business, operations or financial condition of the Borrower;

                           (x) the Borrower shall have demonstrated to the
reasonable satisfaction of the Lender that (A) the sum of the remaining funds subject to advancement under this Loan Agreement together with other readily available proceeds from equity and/or debt financings and working capital, equal or exceed (B) the remainder payable under the Construction Contract with respect to the completion of the Facilities; and

                           (xi) At the time of each Advance the CD Agreement,
Architecture Contract, Construction Contract and the VLT Licenses shall be in full force and effect and no breach thereof by Borrower shall have occurred or be continuing.

                  (d) Anything in this Paragraph 4 to the contrary notwithstanding the Lender shall not be required to make any further Advances if:

                           (i) The Facilities are materially damaged and not
repaired, unless Lender receives funds from Borrower or insurance proceeds sufficient to pay for all repairs in a timely manner; or

                           (ii) The Property or any interest in it is affected
by eminent domain or condemnation proceedings; or

                           (iii) For any reason the title insurer fails or
refuses at Lender's request to issue a CLTA Form 122 endorsement or its equivalent, a CLTA Form 102.5 foundation endorsement (when foundation is poured), or any other title policy endorsement that Lender in its reasonable judgment ; or

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                           (iv) Lender receives a notice of lien claim, unless
Borrower obtains a release or procures a surety bond satisfactory to Lender in its reasonable judgment; or

                           (v) The Loan is "out of balance" in that the
remaining proceeds of the Loan are not sufficient to pay, in full, all remaining sums payable under the Construction Contract, and Borrower fails to comply with any demand by Lender to deposit funds with the Lender in a sufficient amount to offset any such shortfall; or

                           (vi) The Borrower violates any of the covenants set
forth in subparagraph 4(e) hereof and any such violation is neither cured by the Borrower and/or waived by the Lender;

                  (e) In order to induce the Lender to make the Advances, the Borrower expressly covenants as follows:

                           (i) Borrower shall commence construction of the
Facilities within thirty (30) days after the Commencement Date and shall diligently continue construction to completion, no later than the Completion Date;

                           (ii) By the Completion Date, Borrower shall have
completed construction of all the Facilities, which shall consist of the structural components, operating systems and all other elements of such buildings, except for tenant improvements, if any. The Facilities shall be deemed complete for all purposes of this Agreement when they have been substantially completed in accordance with the Plans and Specifications, as evidenced by the written certification of the Architect and the Contractor in a form satisfactory to Lender, Borrower has received a certificate of occupancy from the appropriate governmental authorities, and all costs and liens relating to the completed Facilities have been paid or discharged;

                           (iii) Borrower shall construct the Facilities in a
good and workmanlike manner in accordance with sound building practices as well as the Plans and Specifications and the recommendations of any soils report which is satisfactory to Lender. Borrower shall comply with all existing and future laws, regulations, orders, building codes, restriction and requirements of, and all agreements with and commitments to, all governmental, judicial or legal authorities having jurisdiction over the Property, including those pertaining to the construction, sale, leasing or financing of the Improvements, and with all recorded covenants and restrictions affecting the Property (all collectively, the "Requirements");

                           (iv) Borrower shall obtain the prior express written
approval of Lender for any change in the Plans and Specifications which:

                                    (A) might adversely affect the value of
Lender's security; or

                                    (B) regardless of cost, is a material change
in structure, design, function or exterior appearance; or

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                                    (C) would cause the amount of any line item
or category of the Budget to be materially changed (whether an increase or decrease); or

                                    (D) might delay completion of the Facilities
beyond the Completion Date;

                           (v) Borrower shall obtain the prior express written
approval of Lender for all material changes in the scope or general conditions of the Construction Contract, the Architecture Contract, or any other contracts for the construction of the Facilities. Finally, Borrower shall obtain from the appropriate persons or entities all approvals of any changes in plans, specifications, work, materials or contracts that are required by any of the Requirements or other agreement relating to the Property

                           (vi) Within fifteen (15) days after receiving
notification from Lender, Borrower shall deliver to Lender any and all of the following information and documents that Lender may request, all in forms acceptable to Lender:

                                    (A) Current plans and specifications for the
Facilities certified by the Architect as being complete and accurate;

                                    (B) A current, complete and correct list
showing the name, address and telephone number of each contractor, subcontractor and material supplier engaged in connection with the construction of the Facilities, and the total dollar amount of each contract and subcontract (including any changes) together with the amounts paid through the date of the list;

                                    (C) True and correct copies of the most
current versions of all executed contracts and subcontracts identified in the list described in clause (B) above, including any changes;

                                    (D) A current construction progress schedule
showing the progress of construction and the projected sequencing and completion times for uncompleted work, all as of the date of schedule;

                                    (E) Any update to any item described above,
which Borrower may have previously delivered to Lender; and

                                    (F) As-built plans and specifications for
the Facilities as actually completed, certified by the Architect as being complete and accurate;

                           (vii) Borrower shall properly obtain, comply with and
keep in effect all permits, licenses and approvals which are required to be obtained from governmental bodies in order to construct, occupy and operate Facilities. Borrower shall promptly deliver copies of all such permits, licenses and approvals to Lender;

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                           (viii) Borrower shall not purchase or contract for
any materials, equipment, furnishings, fixtures or articles of personal property to be placed or installed in any Facilities under any security agreement or other agreement where the seller reserves or purports to reserve title or the right of removal or repossession, or the right to consider them personal property after their incorporation in the work of construction, unless Lender in each instance authorized Borrower to do so in writing;

                           (ix) Lender and its agents and representatives shall
have the right at any time to enter and visit the Property for the purposes of performing an appraisal, observing the work of construction and examining the materials, plans, specifications, working drawings and other matters relating to the construction. For purposes of these site visits, Borrower shall at all times maintain a full set of working drawings at the construction site. Lender shall also have the right to examine, copy and audit the books, records, accounting data and other documents of Borrower and its contractors which relate to the Property or construction of Facilities. In each instance, Lender shall give Borrower notice before entering the Property. Lender shall make an effort to avoid interfering with Borrower's use of the Property when exercising any of the rights granted in this subparagraph (ix);

                           (x) If Lender in its reasonable judgment determines
that any work or materials fail to conform to the approved Plans and Specifications or sound building practices, or that they otherwise depart from any of the requirements of this Agreement, Lender may cause the work to be stopped and withhold disbursements until the matter is correct. If this occurs, Borrower shall promptly correct the work to Lender's satisfaction, and pending completion of such corrective work shall not allow any other work to proceed. No such action by Lender shall affect Borrower's obligation to complete the Facilities on or before the Completion Date;

                           (xi) Lender is under no duty to visit the
construction site, or to supervise or observe construction or to examine any books or records. Any site visit, observation or examination by Lender shall be solely for the purpose of protecting Lender's rights and interests. No site visit, observation or examination by Lender shall impose any liability on Lender or result in a waiver of any default of Borrower. In no event shall any site visit, observation or examination by Lender be a representation that there has been or shall be compliance with the Plans and Specifications, that the construction is free from defective materials or workmanship, or that the construction complies with the Requirements or any other applicable governmental law. Neither Borrower nor any other party is entitled to rely on any site visit, observation or examination by Lender. Lender owes no duty of care to protect Borrower of any other party against, or to inform Borrower or any other party of, any negligent or defective design or construction of the Facilities, or any other adverse condition affecting the Property;

                           (xii) Borrower shall promptly pay or otherwise
discharge all claims and liens for labor done and materials and services furnished in connection with the construction of the Facilities. Borrower shall have the right to contest in good faith any claim or lien, provided

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that it does so diligently and without prejudice to Lender or delay in completing Facilities. Upon Lender's request, Borrower shall promptly provide a bond, cash deposit, or other security which Lender in its sole judgment determines to be satisfactory;

                           (xiii) Borrower shall cooperate at all times with
Lender in bringing about the timely completion of the Improvements, and Borrower shall resolve all disputes arising during the work of construction in a manner which shall allow work to proceed expeditiously;

                           (xiv) Borrower shall promptly notify Lender in
writing of:

                                    (A) Any litigation(s) affecting Borrower,
where the aggregate amount claimed is Fifty Thousand Dollars ($50,000.00) or more;

                                    (B) Any communication, whether written or
oral, that Borrower may receive from any governmental, judicial or legal authority, giving notice of any claim or assertion that the Property fails in any respect to comply with any of the Requirements or any applicable governmental law;

                                    (C) Any material adverse change in the
physical condition of the Property (including any damage suffered as a result of earthquakes or floods) or Borrower's financial condition or operations; and

                                    (D) Any default by the Contractor or any
subcontractor, material supplier, surety, or any material adverse change in the financial conditions of operations of any of them known to the Borrower;

                                    (E) The recording of any and all liens
against the Property; and

                           (xv) Borrower agrees to indemnify and hold Lender
harmless from and against all liabilities, claims, actions, damages, costs and expenses (including all legal fees and expenses of Lender's counsel) arising out of or resulting from the construction or ownership of the Facilities or the Property, including any defective workmanship or materials; or Lender's performance of any act permitted under the Loan Documents (excluding Lender's willful misconduct); or breach of any representation or warranty made or given by Borrower to Lender; or breach of any obligation of Borrower contained in any Loan Documents or any claim or cause of action of any kind by any party that Lender is liable for any act or omission committed or made by Borrower or any other person or entity in connection with the ownership, operation or development of the Property, whether on account of any theory of derivative liability, comparative negligence or otherwise. Upon demand by Lender, Borrower shall defend any action or proceeding brought against Lender arising out of or alleging any claim or cause of action covered by this indemnity, all at Borrower's own costs and by counsel to be approved by Lender in the exercise of its reasonable judgment. In the alternative, Lender may elect to conduct its own defense at the expense of Borrower. Notwithstanding anything to the contrary in any other Loan Document, the provisions of this subparagraph shall survive the termination of this Agreement and the repayment of the Loan or foreclosure of the Mortgage or similar proceedings; and

         5. At the Closing the Borrower shall:

                  (a) pay to the Lender (out of the proceeds of the Initial Disbursement) a Commitment and Loan Fee in the aggregate amount of $1,840,000.00_(equal to 8 % of the Loan); and

                  (b) deposit with the Lender (out of the proceeds of the Initial Disbursement) as an interest reserve (the "Interest Reserve") the amount of $1,686,666.66; the proceeds of which Interest Reserve the Lender shall apply in satisfaction of the first to mature interest payment obligations of the Borrower under the Note; and

                  (c) reimburse Lender (out of the proceeds of the Initial Disbursement) for the following costs of the Lender incurred in connection with the subject transaction: all customary closing costs including, without limitation, the fees and disbursements of Lender's legal counsel; the expense of all Phase I environmental assessments and other environmental testing, if required, appraisal fees; engineering fees, if required; title insurance premiums, survey fees; mortgage recording taxes and document recording charges; Lender's documentation and underwriting fees (estimated at $3,000.00) and

                  (d) make or cause to be made (out of the proceeds of the Initial Disbursement) the remainder of the disbursements sets forth in Exhibit "B-1".

         6. Unless otherwise specifically provided herein to the contrary, (a) all funds of Borrower which are deposited with Lender pursuant to this Agreement or any other Loan Document may be commingled with Lender's general funds (and no interest shall accrue and/or be payable to the Borrower with respect thereto);
(b) to secure all of Borrower's obligations to Lender under the Loan Documents, Borrower hereby grants to Lender a security interest in all funds now or hereafter deposited with Lender or otherwise in Lender's possession, custody or control pursuant to the provisions of this Agreement or any other Loan Document, , (c) so long as any Event of Default exists, Lender shall have such rights with respect to such funds and any interest accrued thereon as are provided by applicable law and may apply such funds towards the satisfaction of Borrower's obligations hereunder or under any other Loan Documents, and (d) at the request of Lender, Borrower shall execute and deliver from time to time such documents as may be necessary or appropriate, in Lender's reasonable judgment, to assure Lender that it has a first priority perfected security interest in and lien on all funds deposited pursuant to this Agreement.

         7. In order to induce the Lender to execute and perform this Agreement and to make the Loan, Raceway and Development do hereby jointly and severally represent, warrant, covenant and agree (which representations, warranties, covenants and agreements shall be and be deemed to be continuing and survive the execution, delivery and performance of this Agreement and the

Note) as follows:

                  (a) Each of Raceway and Development is a corporation duly organized, validly existing and in good standing under the laws of State of New York, with full power and authority, corporate and otherwise, and (except as herein expressly provided to the contrary) with all licenses, permits, certifications, registrations, approvals, consents and franchises necessary to own or lease and operate its properties and to conduct its business as presently being conducted. Each of Raceway and Development is duly qualified to do business and is in good standing, in each jurisdiction where the conduct of its business or the ownership of its assets requires such qualification;

                  (b) (i) The Borrower has the full power and authority, corporate and otherwise, to execute, deliver and perform this Agreement, the Note, the Mortgage, the Security Agreement and the remainder of the Loan Documents and all instruments and documents executed and delivered with respect thereto (collectively the "Transactional Documents") and to consummate the transactions contemplated hereby; (ii) The execution, delivery and performance of the Transactional Documents and the consummation of the transactions herein contemplated by the Borrower have been duly authorized by all necessary corporate and other action, and the Transactional Documents have been duly and properly authorized, executed and delivered by the Borrower; (iii) The Transactional Documents are the valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and the discretion of courts in granting equitable remedies; (iv) The execution, delivery and performance of the Transactional Documents does not, and will not, with or without the giving of notice or the lapse of time, or both, (A) result in any violation of the Certificate of Incorporation or By-Laws of the Borrower,
(B) result in a breach of or conflict with any of the terms or provisions of, or constitute a default under, or result in the modification or termination of, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Borrower and/or pursuant to, any indenture, mortgage, note, contract, commitment or other agreement or instrument to which the Borrower is a party or by which the Borrower or any of its properties or assets are or may be bound or affected; (C) violate any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or department, domestic or foreign, having jurisdiction over the Borrower or any of its properties or businesses; or (D) have any effect on any permit, certification, registration, approval, consent, license or franchise necessary for the Borrower to own or lease and operate its properties and to conduct its businesses or the ability of the Borrower to make use thereof. No consent, approval, authorization or order of any court, governmental agency, authority or body and/or any party to an agreement to which the Borrower is a party and/or by which it is bound, is required in connection with the execution, delivery and performance of Transactional Documents, and/or the consummation of the transactions contemplated by Transactional Documents;

                  (c) The Borrower is not in violation of, or in default under,
(i) any term or provision of its constitutional documents; (ii) any material term or provision or any financial covenant of any indenture, mortgage, contract, commitment or other agreement or instrument to which it is a party or by which it or any or its properties or business is or may be bound or affected (except for claims set forth on the Exception Schedule, as defined); or (iii) any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over it or any of its properties or business. Except as set forth on the Exception Schedule (as defined) the Borrower owns, possesses or has obtained all governmental and other licenses, permits, certifications, registrations, approvals or consents and other authorizations necessary to own or lease, as the case may be, and to operate its properties and to conduct its business or operations as presently conducted and all such governmental and other licenses, permits, certifications, registrations, approvals, consents and other authorizations are outstanding and in good standing, and there are no proceedings pending or, to the best of its knowledge, threatened, or any basis therefore existing, seeking to cancel, terminate or limit such licenses, permits, certifications, registrations, approvals or consents or authorizations, or related to the breach or failure to comply of the Borrower with any law, rule, regulation, judgment, order or decree;

                  (d) The Borrower has not incurred any liability for any finder's fees or similar payments in connection with the transactions herein contemplated in the Transactional Documents except as set forth herein;

                  (e) Except as set forth on the Exception Schedule annexed hereto as Exhibit "E", the Borrower is not in default, in any material respect, under the terms of any outstanding agreement relating to the its business and operations (collectively "Business") or its assets (collectively "Operating Assets") or any part thereof, as the case may be; and to the best knowledge and belief of the Borrower, there exists no event of default or event which, with notice and/or the passage of time, or both, would constitute any such default;

                  (f) Except as set forth on the Exception Schedule, there are no claims, actions, suits, proceedings, arbitrations, investigations or inquiries before any court or governmental agency, court or tribunal, domestic, or foreign, or before any private arbitration tribunal, pending, or, to the best of the knowledge of the Borrower, threatened against the Borrower. As to those items listed on the Exception Schedule none (other than the claims with respect to the Exclusive Option Agreement and/or the claims of Dominic Giambona and John Signorelli), if determined adversely to the Borrower, as the case may be, would, individually or in the aggregate, have a material adverse effect on the Business or Operating Assets of the Borrower as the case may be, or which question the validity of the Transactional Documents or of any action taken or to be taken by the Borrower pursuant to, or in connection with, Transactional Documents; nor, to the best of the knowledge of the Borrower, after inquiry, is there any basis for any such claim, action, suit, proceeding, arbitration, investigation or inquiry to be made by any person and/or entity, including without limitation any customer, supplier, lender, stockholder, former or current employee, agent or landlord. Other than as set forth on the Exception Schedule, there are no outstanding orders, judgments or decrees of any court, governmental agency or other tribunal specifically naming the Borrower and/or enjoining it from taking, or requiring it to take, any action, and/or by which it or its properties or businesses are bound or subject;

                  (g) The Borrower has paid and/or provided for the payment (at or prior to the Closing) of all employment related taxes (including withholding taxes) with respect to its employees;

                  (h) There are no benefit programs, collective bargaining agreements, or pension plans applicable to the Borrower's employees other than as set forth on the Exception Schedule;

                  (i) All compensation and benefit payments including vacation, holiday and sickness payments (but exclusive of accruals required to be paid to employees of the Borrower has been paid other than as set forth on the Exception Schedule;

                  (j) The Financial Statements described on Exhibit "F" fairly present the financial position of the Borrower as of the respective dates thereof and the results of operations, and changes in financial position of the Borrower, for each of the periods covered thereby. The Financial Statements have been prepared in conformity with generally accepted accounting principles, applied on a consistent basis throughout the entire periods involved. As of the date of the balance sheet forming a part of the Financial Statements, and except as and to the extent reflected or reserved against therein, the Borrower has no material liabilities, debts, obligations or claims (absolute or contingent) asserted against it and/or which should have been reflected in a balance sheet or the notes thereto; and all assets reflected thereon are properly reported and present fairly the value of the assets therein stated in accordance with generally accepted accounting principles;

                  (k) The financial and other books and records of the Borrower
(i) are in all material respects true, complete and correct and have, at all times, been maintained in accordance with good business and accounting practices; (ii) contain a complete and accurate description, and specify the location, of all trucks, automobiles, machinery, equipment, furniture, supplies, tools, drawings and all other tangible property (collectively the " Book Property") owned by, in the possession of, or used by the Borrower in connection with the operation of Business; (iii) except as set forth on the Exception Schedule , none of such Book Property is leased or subject to a security agreement, conditional sales contract or other title retention or security agreement or is other than in the possession of, and under the control of, the Borrower, and (iv) the Book Property reflected in such books and records constitutes all of the tangible and intangible property necessary for the conduct of the Business; and all of the same is in normal operating condition and the use thereof as presently employed conforms to all applicable laws and regulations;

                  (l) The Borrower owns and has good and marketable title in and to all of its real and personal assets, properties and interests in properties (except for leased assets described on the Exception Schedule) which are reflected in the balance sheet included in the Financial Statements and/or utilized in connection with the operation of the Business and/or acquired after that date (except to the extent any of the same were disposed of since such date in the ordinary course of business), in all cases, free and clear of all liens, security interests, claims and encumbrances of every kind, nature and description and rights and options of others except as expressly set forth in such balance sheet or Exception Schedule;

                  (m) The Exception Schedule contains a schedule setting forth a description of (i) each parcel of improved or unimproved real property owned by or leased to the Borrower; (ii) all buildings, fixtures and other improvements situated on or affixed to each designated parcel; and (iii) each title insurance policy, if any, insuring any of such parcels. Such schedule is true correct and complete in all respects; each of such leases are in full force and effect with no event of default in existence or event or occurrence which, with the passage of time and/or giving of notice, would or could mature into an event of default thereunder;

                  (n) The Borrower owns all trademarks, service marks, trade names, copyrights, similar rights and their registrations, trade secrets, methods, practices, systems, ideas, know how and confidential materials used or proposed to be used in the conduct of Business (COLLECTIVELY THE "INTANGIBLES") free and clear (except as set forth on the Exception Schedule) of all liens, claims and encumbrances and rights and options of third parties (including, without limitation, former or present officers, directors, shareholders, employees and agents); The Borrower has not licensed or leased any of the Intangibles and/or any interest therein to any person and/or entity; The Borrower has not infringed, nor is infringing, upon the rights of others with respect to the Intangibles; and the Borrower has not received any notice of conflict with the asserted rights of others with respect to the Intangibles which could, singly or in the aggregate, materially adversely affect its business as presently conducted or prospects, financial condition or results of operations, and the Borrower knows of any basis therefore; and, to the best of the knowledge of the Borrower, no others have infringed upon the Intangibles;

                  (o) The Exception Schedule contains a schedule setting forth is a true, correct and complete schedule of all insurance policies maintained by the Borrower ; and the Borrower has insured its properties against loss or damage by fire or other casualty, including liability insurance for acts or omissions of employees, in an amount sufficient to preclude the Borrower from being a co-insurer with respect to any claim;

                  (p) Except as and to the extent reflected or reserved against in the Financial Statements, the Borrower did not have, as at date of such Financial Statements, any material liabilities, debts, obligations or claims asserted against it, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including, but not limited to, liabilities on account of due and unpaid taxes, other governmental charges or lawsuits;

                  (q) The Borrower has filed all federal, state, municipal and local tax returns (whether relating to income, sales, franchise, withholding, real or personal property or otherwise) required to be filed under the laws of the United States and all applicable states, and (except as set forth on the Exception Schedule) has paid in full all taxes which are due pursuant to such returns or claimed to be due by any taxing authority or otherwise due and owing. No penalties or other charges are or will become due with respect to the late filing of any such return. To the best of the knowledge of the Borrower, after due investigation, each such tax return heretofore filed by the Borrower correctly and accurately reflects the amount of its tax liability thereunder. The Borrower has withheld, collected and paid all other levies, assessments, license fees and taxes to the extent required and, with respect to payments, to the extent that the same have become due and payable;

                  (r) Except as set forth on the Exception Schedule, since the date of the Financial Statements, the Borrower has not sustained any material loss or interference with its business of any kind, nature or description including, without limitation, from fire, storm, explosion, flood or other casualty, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree; nor have there been any material adverse change in or affecting the general affairs, management, financial condition, equity, results of operations or properties of the Borrower;

                  (s) Other than as set forth on Exception Schedule, the Borrower is not a party (i) to any contract or agreement calling for the payment of more than $10,000 per annum or $25,000 in the aggregate and/or which cannot be terminated on not more than 90 days' prior written notice to the other party thereto; (ii) to any profit sharing, bonus, deferred compensation, pension or retirement plan, severance policy or other similar agreement or arrangement;
(iii) to any collective bargaining agreement; or (iv) to any agreement not entered into in the ordinary course of business except those related to the transactions contemplated by the Transactional Documents;

(t) The copies of the constitutional documents of the Borrower heretofore delivered to the Lender are true, correct and complete in all respects;

                  (u) Except as set forth on the Exception Schedule, all documents heretofore filed by Raceway with the Securities and Exchange Commission were, at the times filed, true, correct and complete in all material respects;

                  (v) Borrower shall do all things necessary to preserve and keep in full force and effect its respective existence and all franchises, licenses, authorizations, registrations, permits and approvals under the laws of the State of New York , and shall comply with all regulations, rules, ordinances, statutes, orders and decrees of any governmental authority or court applicable to Borrower and to the Property or any portion thereof;

                  (w) The present use of the Property does not violate (i) any applicable law, regulation, ordinance or order of any kind whatsoever (including any such laws relating to zoning, building and environmental protection), (ii) any permit or license issued with respect to the Property, or (iii) any condition, easement, right-of-way, covenant or restriction affecting the Property. The Property is in compliance in all material respects with all applicable laws, regulations, ordinances and orders applicable thereto, including the applicable requirements of the Americans with Disabilities Act of 1990, as amended;

                  (x) All necessary and required franchises, licenses, authorizations, registrations, permits and approvals for the current use and occupancy of the Property have been obtained from all governmental authorities having jurisdiction over the Property so as to permit the operation of the Property as presently utilized;

                  (y) The Property is zoned for the use to which it is presently employed, which zoning is final, unconditional and in full force and effect. In the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. No legal proceedings are pending or to the knowledge of Borrower threatened with respect to the zoning of the Property. Neither the zoning nor any other right to use or operate the Property is in any way dependent upon or related to any real estate other than the Property;

                  (z) Neither this Agreement nor any document, financial statement, credit information, certificate or statement provided to Lender by Borrower contains any untrue statement of material fact or omits to state a material fact necessary to make any statements made herein not misleading;

                  (aa) Borrower has not received any notice from any governmental or quasi-governmental body or agency or from any person or entity with respect to (and Borrower does not know of) any actual or threatened taking of the Premises, or any portion thereof, for any public or quasi-public purpose or of any moratorium which may affect the current use or operation of the Property;

                  (bb) The Loan is an exempt transaction under the Truth-in-Lending Act (15 U.S.C.A. Sections 1601 et seq.);

                  (cc) The Property has access to and full utilization of completed public roads necessary for access to and full utilization of the Property for its current and intended purposes;

                  (dd) Borrower is not a party to any plan defined and regulated under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 4975 of the Code. None of the assets of Borrower are "plan assets" as defined in 29 C.F.R. Section 2509.75-2 or Section 2510.3-101;

                  (ee) The Mortgage constitutes a valid and enforceable first lien on the Premises, subject only to the Permitted Encumbrances;

                  (ff) The Security Agreement together with the Financing Statements filed in connection therewith and the Assigned Documents create a valid, enforceable and perfected first priority security interest in the Collateral (as defined therein) including the Personal Property, subject to no other interests, liens or encumbrances senior to the Lender's security interest;

                  (gg) No petition in bankruptcy, whether voluntary or involuntary, or assignment for the benefit of creditors, or any other action involving debtors' and creditors' rights has ever been filed under the laws of the United States of America or any state thereof, or threatened, against Borrower;

                  (hh) Except as set forth on the Schedule of Exceptions, all of the Improvements are in good condition and repair. Borrower is aware of no latent or patent structural or other significant defect or deficiency in such Improvements. Electrical and telephone facilities are available to the Property within the boundary lines of the Property, and potable water and sanitary sewer services are provided to the Property by private suppliers. The foregoing utility services are sufficient to meet the reasonable needs of the Property as now used, and no other utility facilities are necessary to meet the reasonable needs of the Property as now used. Design and as-built conditions of the Property are such that surface and storm water does not accumulate on the Property and does not drain from the Property across land of adjacent property owners. None of the Improvements create an encroachment over, across or upon any of the Property's boundary lines, rights of way or easements, and no building or other improvement on adjoining land create such an encroachment;

                  (ii) Borrower shall pay when due all payments and charges due under or in connection with any liens and encumbrances on and security interests in the Property or any portion thereof, all rents and charges under any ground leases and other leases forming a part of the Property, and all claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in or permit the creation of a lien on the Property or any portion thereof, and shall cause the prompt (but in no event later than 30 days after imposition), full and unconditional discharge of all liens imposed on or against the Property or any portion thereof. Borrower shall do or cause to be done, at the sole cost of Borrower, everything necessary to fully preserve the initial priority of the Mortgage, as established by recordation. If Borrower fails to make any such payment or if a lien (other than a Permitted Encumbrance) attaches to the Property or any portion thereof, Lender may (but shall not be obligated to) make such payment or discharge such lien and Borrower shall reimburse Lender on demand for all such payments; and until such reimbursement any such payments shall bear interest at the Default Rate as defined in the Note; and

                  (jj) Borrower warrants and covenants that the foregoing representations and warranties will be true and shall be deemed remade as of the date of the Closing and as of the date of each other Advance. All representations and warranties made herein or in any other Loan Document or in any certificate or other document delivered to Lender by or on behalf of Borrower pursuant to or in connection with this Agreement or any other Loan Document shall be deemed to have been relied upon by Lender, notwithstanding any investigation heretofore or hereafter made by or on behalf of Lender. All such representations and warranties shall survive the making of the Loan and any or all of the Advances contemplated hereby and shall continue in full force and effect until such time as the Loan has been paid in full.

         8. During the period from the date hereof until the Note and all obligations of Borrower to Lender under the Loan Documents has been fully paid , the Borrower shall:

                  (a) Permit the officers and other authorized representatives of the Lender (i) full and unrestricted access, from time to time and at one or more times, to the offices and books and records of the Borrower situated at its offices during normal business hours, and in connection with such books and records, such inspection shall be at the offices where such records are normally maintained, and such parties shall be entitled to make copies of and abstracts from any of such books and records; (ii) the opportunity to meet, correspond and communicate with the officers, directors, employees, counsel and accountants to the Borrower, and to secure from each such information as such parties shall deem necessary or appropriate; and (iii) to review and copy such other, further and additional financial and operating date, materials and information as to the business as may be requested by such parties, such access shall not materially interfere with day-to-day operations of the Borrower;

                  (b) Take and perform any and all actions necessary to render accurate and/or maintain the accuracy of, all of the representations and warranties of the Borrower herein contained and/or satisfy each covenant or condition required to be performed or satisfied by the Borrower;

                  (c) Not, without the prior written consent of the Lender, take or perform any action which would or might cause any representation or warranty made by the Borrower herein to be rendered inaccurate, in whole or in part and/or which would prevent, inhibit or preclude the satisfaction, in whole or in part of any covenant required to be performed or satisfied by the Borrower;

                  (d) Carry on and maintain the Business in the ordinary course of business and in substantially the same form, style and manner as heretofore operated by the Borrower; perform, in all material respects all of the Borrower's obligations under all material agreements, leases and documents; and use its best efforts to preserve, intact, the relationships with its suppliers, customers, employees and others having business relations with the Borrower;

                  (e) Use its best efforts in good faith, to obtain and/or maintain all licenses, consents or approvals (from every governmental or regulatory body, or other person) required to be obtained and/or held by Borrower for or with respect to its assets, businesses and/or operations;

                  (f) Immediately advise the Lender of any event, condition or occurrence which inhibits or limits or is likely to prevent, inhibit or limit the Borrower from satisfying, in full and on a timely basis, any covenant, term or condition herein contained and/or implementing the Transactional Documents;

                  (g) Maintain a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied;

                           (i) within 30 days following the close of each fiscal
quarter the Borrower shall distribute to the Lender copies of the financial statements of the Borrower as at the end of such fiscal quarter and for the 3 month period then ending;

                           (ii) within 90 days following the close of each
fiscal year the Borrower shall distribute to the Lender copies of the financial statements of the Borrower at the end of such fiscal year and for the 12 month period then ending;

                           (iii) within 90 days following the close of each
fiscal year the Borrower shall distribute to the Lender copies of the financial statements of the Borrower at the end of such fiscal year and for the 12 month period then ending;

                  (h) Pay and discharge all Impositions prior to delinquency (except with respect to those real estate taxes described on the Exception Schedule as to which an installment payment plan has been concluded by the Borrower with the appropriate taxing authorities)and shall provide to Lender validated receipts or other evidence satisfactory to Lender showing the payment of such Impositions within 15 days after the same would otherwise have become delinquent. Borrower's obligation to pay Impositions pursuant to this Agreement shall include, to the extent permitted by applicable law, taxes resulting from future changes in law which impose upon Lender an obligation to pay any property taxes or other Impositions. Should Borrower default in the payment of any Impositions, Lender may (but shall not be obligated to) pay such Impositions or any portion thereof and Borrower shall reimburse Lender on demand for all such payments. Borrower shall not be required to pay, discharge or remove any Imposition so long as Borrower contests in good faith such Imposition or the validity, applicability or amount thereof by an appropriate legal proceeding which operates to prevent the collection of such amounts and the sale of the Property or any portion thereof; provided, however, that prior to the date on which such Imposition would otherwise have become delinquent Borrower shall have
(i) given Lender prior written notice of such contest, and (ii) deposited with Lender (including the balance, if any of the Tax Reserve), and shall deposit such additional amounts as are necessary to keep on deposit at all times, (y) an amount equal to at least one hundred ten percent (110%) of the total of (A) the balance of such Imposition then remaining unpaid, and (B) all interest, penalties, costs and charges accrued or accumulated thereon or (z) a bond (issued by a surety reasonably satisfactory to Lender) in the amount (as adjusted from time to time) equal to the amount otherwise subject to deposit hereunder. Any such contest shall be prosecuted with due diligence, and Borrower shall promptly pay the amount of such Imposition as finally determined, together with all interest and penalties payable in connection therewith. Lender shall have full power and authority to apply any amount deposited with Lender under this subparagraph to the payment of any unpaid Imposition to prevent the sale or forfeiture of the Property for non-payment thereof. Lender shall have no liability, however, for failure to so apply any amount deposited. Any surplus retained by Lender after payment of the Imposition for which a deposit was made shall be repaid to Borrower unless an Event of Default shall have occurred, in which case said surplus may be retained by Lender to be applied to the Indebtedness. Notwithstanding any provision of this subparagraph to the contrary, Borrower shall pay any Imposition which it might otherwise be entitled to contest if, in the sole and absolute discretion of Lender, the Property is in jeopardy or in danger of being forfeited or foreclosed. If Borrower refuses to pay any such Imposition, Lender may (but shall not be obligated to) make such payment and Borrower shall reimburse Lender on demand for all such payments; and until such reimbursement any such payments shall bear interest at the Default Rate as defined in the Note; and

                  (i) At the request of Lender, made at any time following the occurrence of an Event of Default, deposit with Lender (or such agent of Lender as Lender may designate in writing to Borrower from time to time), monthly, on the due date of each monthly installment under the Note, 1/12th of the annual charges (as estimated by Lender) for all real estate taxes. Following the occurrence of an Event of Default and upon request from Lender, Borrower shall make such monthly deposits for insurance premiums with respect to the Property on the same basis as the deposit for real estate taxes. Borrower shall also deposit with Lender, simultaneously with such monthly deposits and/or the execution of this Agreement, a sum of money which together with such monthly deposits will be sufficient to make the payment of the insurance premium charge at least 30 days prior to the date initially due. Should such charges not be ascertainable at the time any deposit is required to be made, the deposit shall be made on the basis of the charges for the prior year or payment period, as reasonably estimated by Lender. When the charges are fixed for the then current year or period, Borrower shall deposit any deficiency on demand. Any interest earned on the sums held by Lender pursuant to this subparagraph shall be deemed to be the property of Borrower to the same extent as the sums being held by Lender, and shall be added to said sums and shall be taxable to Borrower, and shall, so long as no Event of Default shall have occurred, be disbursed by Lender for the payment of the applicable real estate tax or insurance premium. Should an Event of Default occur, the funds so deposited may be applied in payment of the charges for which such funds shall have been deposited or to the payment of the Indebtedness or any other charges for which Borrower is obligated affecting the Property, as Lender in its sole and absolute discretion may determine, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Lender as herein provided. Borrower shall provide Lender with bills and all other documents necessary for the payment of the foregoing charges at least 30 days prior to the date on which each payment thereof shall first become due;

                  (j) Pay any and all taxes, charges, filing, registration and recording fees, excises and levies imposed upon Lender by reason of their respective interests in, or measured by amounts payable under, the Note, this Agreement, the Mortgage or any other Loan Document (other than income, franchise and doing business taxes payable by Lender), and shall pay all stamp taxes and other taxes required to be paid on the Note, this Agreement, the Mortgage or the other Loan Documents. If Borrower fails to make such payment within five days after notice thereof from Lender, Lender may (but shall not be obligated to) pay the amount due, and Borrower shall reimburse Lender on demand for all such payments; and until such reimbursement any such payments shall bear interest at the Default Rate as defined in the Note. If applicable law prohibits Borrower from paying such taxes, charges, filing, registration and recording fees, excises, levies, stamp taxes or other taxes, then Lender may declare the portion of the Loan then unpaid to be immediately due and payable;

                  (k) Keep the Property free and clear of all liens, security interests and encumbrances of every nature or description (whether for taxes or assessments, or charges for labor, materials, supplies or services or any other thing). Borrower will not cause or permit any instrument or document affecting the Property to be recorded without Lender's prior written consent thereto;

                  (l) Keep and maintain the Property in good order, condition and repair and shall make, as and when the same shall become necessary, all structural and non-structural, exterior and interior, ordinary and extraordinary, foreseen and unforeseen, repairs and maintenance necessary or appropriate. Borrower shall suffer or commit no waste upon the Property or any portion thereof. Borrower shall, at its expense, promptly repair, restore, replace or rebuild any part of the Property which may be damaged or destroyed by any casualty or as the result of any taking under the power of eminent domain to the extent permitted given the size, scope and extent of the taking. Borrower shall cause all repairs, maintenance, rebuilding, replacement or restoration to be (in the reasonable opinion of Lender) of substantially equivalent quality. Borrower shall not cause, suffer or permit the construction of any material buildings, structures, or improvements on the Property (other than the construction of the Facilities) without the prior written consent of Lender to the proposed construction as well as to the plans and specifications relating thereto. None of the buildings, structures, or improvements erected or located on the Premises shall be removed, demolished or substantially or structurally altered in any material respect (other than the construction of the Facilities) without the prior written consent of Lender;

                  (m) Comply with all (A) building, zoning, fire, health, environmental, disability and use laws, codes, ordinances, rules and regulations, (B) covenants and restrictions of record and (C) easements which are in any way applicable to the Premises, the Improvements or any part thereof or to the construction of any improvements thereon and the use or enjoyment thereof;

                  (n) Duly and punctually perform, observe and comply with all of the terms, provisions, conditions, covenants and agreements on its part to be performed, observed and complied with hereunder and under (i) the other Loan Documents, and (ii) all agreements entered into or assumed by Borrower in connection with the Property, and will not suffer or permit any Event of Default (after giving effect to any applicable notice requirements and cure periods) to exist under any of the foregoing;

                  (o) Within ten (10) Business Days following a request by Lender, Borrower shall provide to Lender a duly acknowledged written statement confirming the amount of the outstanding indebtedness under the Note, the terms of payment and maturity date of the Note, the date to which interest has been paid, and whether any offsets or defenses exist against the indebtedness. If any such offsets or defenses are alleged to exist, the nature thereof shall be set forth in detail; and

                  (p) Elect to the Board of Directors of Raceway three (3) designees of the Lender.

               9. (a) Borrower, at its sole cost and expense, shall insure and keep insured the Property against such perils and hazards, and in such amounts and with such limits, as Lender may from time to time reasonably require. Borrower shall also carry such other insurance, and in such amounts, as Lender may from time to time reasonably require, against insurable risks which at the time are commonly insured against in the case of premises similarly situated, due regard being given to the availability of insurance and to the type of construction, location, utilities, use and occupancy of the Property or any replacements or substitutions therefor ("Additional Insurance"). Such Additional Insurance may include (if available) flood, earth quake, war risk, nuclear explosion, demolition and contingent liability from the operation of "nonconforming" improvements on the Property, course of construction and/or builder's risk and shall be obtained within 30 days after demand by Lender. Otherwise, Borrower shall not obtain any separate or additional insurance which is contributing in the event of loss, unless it is properly endorsed and otherwise reasonably satisfactory to Lender in all respects. The proceeds of insurance paid on account of any damage to or destruction of the Property or any portion thereof ("Insurance Proceeds") shall be paid over to Lender to be applied as hereinafter provided.

                  (b) The insurance shall be evidenced by the original policy or a true and certified copy of the original policy, or in the case of liability insurance, by certificates of insurance. Said certified copies or original policies shall be delivered to Lender at or prior to Closing. On or before the stated due date, Borrower shall pay all premiums and fees for the insurance policies required hereunder. Borrower shall deliver certified copies of all policies and renewals (or certificates evidencing the same) to Lender at least thirty (30) days before the expiration of existing policies. Each such policy shall provide that such policy may not be canceled or materially changed except upon 30 days prior written notice of intention of non-renewal, cancellation or material change to Lender, and that no act or thing done by Borrower shall invalidate the policy as against Lender. Notwithstanding anything to the contrary contained herein or in any provision of law, the Insurance Proceeds of insurance policies coming into the possession of Lender and which are not to be used for the Work (as hereinafter defined) shall not be deemed trust funds and Lender shall be entitled to dispose of such Insurance Proceeds as hereinafter provided. If Lender has not received satisfactory evidence of such renewal or substitute insurance in the time frame herein specified, Lender shall have the right, but not the obligation, to purchase such insurance for Lender's interest only. Any amounts so disbursed by Lender pursuant to this subparagraph shall be deemed to be a part of the Loan and shall bear interest at the rate provided in the Note. Nothing shall require Lender to incur any expense or take any action hereunder, and inaction by Lender shall never be deemed a waiver of any rights accruing to Lender.

                  (c) Borrower shall not carry any separate insurance on the Property concurrent in kind or form with any insurance required hereunder or contributing in the event of loss without Lender's prior written consent (which consent shall not be unreasonably withheld or delayed), and any such policy shall have attached a standard non-contributing mortgagee clause, with loss payable to Lender, and shall meet all other requirements set forth herein.

                  (d) In the event of any damage to or destruction of the Property, Borrower shall give prompt written notice to Lender and, provided Lender makes the Insurance Proceeds available for the costs of repair, restoration and rebuilding, Borrower shall promptly commence and diligently continue to completion the repair, restoration and rebuilding of the Property so damaged or destroyed in full compliance with all legal requirements and with the provisions hereof, and free and clear from any and all liens and claims. Such repair, restoration and rebuilding of the Property are sometimes hereinafter collectively referred to as the "Work." Borrower shall not adjust, compromise or settle any claim for insurance proceeds without the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed). Lender shall have the option in its sole discretion to apply any Insurance Proceeds it may receive pursuant to this Agreement (less any cost to Lender of recovering and paying out such Insurance Proceeds, including reasonable attorneys' fees) to the payment of the indebtedness evidenced by the Loan Documents otherwise such Insurance Proceeds shall be used for the Work. If any Insurance Proceeds are applied to reduce the indebtedness evidenced by the Loan Documents, Lender shall, so long as no Event of Default exists, apply the same in the following order:

                           (i) first, to the payment of interest due on any
Advances;

                           (ii) next, to the principal amount of any Advances;

                           (iii) next, to any Late Charges (as provided in the
Note);

                           (iv) next, to accrued interest then due under the
Note; and

                           (v) finally, to the unpaid principal balance of the
Note (in the inverse order of maturity of principal installments thereof).

                  (e) Notwithstanding the foregoing, if, in Lender's reasonable judgment, the cost of the Work shall not exceed $1,000,000 and the Work can be completed within 12 months of the occurrence of said damage or destruction, then Lender shall, upon request by Borrower, permit Borrower to use the Insurance Proceeds for the Work, so long as Lender, in its reasonable judgment, is satisfied that as of each date on which such Insurance Proceeds are to be applied to payment of the cost of the Work:

                           (i) The Insurance Proceeds held by Lender in respect
of the applicable casualty (together with any sums Borrower may elect to provide for such purpose) equal or exceed such estimated cost of effecting such repair and restoration, or such portion thereof as then remains to be completed and paid for;

                           (ii) The Work will be effected pursuant to plans and
specifications approved in writing by Lender (which approval shall not be unreasonably withheld or delayed), and by a general contractor and major subcontractors, and pursuant to contracts, approved in writing by Lender (which approval shall not be unreasonably withheld or delayed); and

                           (iii) The Work can be effected in compliance with all
applicable laws and Borrower has obtained all licenses, permits, consents and approvals from all applicable governmental authorities or private parties required to permit Borrower to effect such restoration and repair and to use, operate and occupy the repaired and restored premises upon completion thereof (other than those which will issue in the ordinary course upon completion) and that the same are in full force and effect. Lender shall have no obligation to make such Insurance Proceeds available to pay for the Work if (A) the principal and accrued interest owing on the Loan have become due and payable, or (B) there shall exist and be continuing an Event of Default.

                  (f) If any Insurance Proceeds are to be used for the Work, then such Proceeds shall be held by Lender and shall be paid out from time to time to Borrower as the Work progresses (less any cost to Lender of recovering and paying out such Proceeds, including reasonable attorneys' fees and costs allocable to inspecting the Work and the plans and specifications therefor).

                  (g) Notwithstanding any other provision hereof, if in Lender's reasonable judgment the cost of the Work is less than $50,000 and such Work can be completed in less than 30 days and provided no Event of Default has occurred and is continuing, then Lender shall, upon request by Borrower, permit Borrower to apply for and receive the Insurance Proceeds directly from the insurer (and Lender shall advise the insurer to pay over such Proceeds directly to Borrower), provided that Borrower shall apply such insurance Proceeds solely to the prompt and diligent commencement and completion of such Work.

                  (h) In the event of the foreclosure of the Mortgage or other transfer of title to or assignment of the Property in extinguishment of the indebtedness evidenced by the Loan Documents in whole or in part, all right, title and interest of Borrower in and to all policies of insurance required by this Mortgage and any Insurance Proceeds shall inure to the benefit of and pass to Lender or any purchaser or transferee of the Property; provided however, that any of such proceeds in excess of the amount necessary to fully extinguish the indebtedness evidenced by the Loan Documents shall be paid to the Borrower by the Lender or such transferee, as the case may be.

                  (i) Borrower hereby authorizes Lender, during all periods in which an Event of Default has occurred and remains uncured, to settle any insurance claims, to obtain Insurance Proceeds, and to endorse any checks, drafts or other instruments representing any Insurance Proceeds whether payable by reason of loss thereunder or otherwise.

         10. Each of the following shall constitute an "Event of Default" under this Agreement:

                  (a) Borrower fails to pay, within five (5) days following the due date thereof

(during which 5-day period cure shall be permitted) any installment of interest or principal due and payable under the Note or Borrower fails to pay the Note in full on or before the Maturity Date; or

                  (b) Borrower fails to pay, within five (5) days following written notice from Lender (during which 5-day period cure shall be permitted) any amounts due hereunder or under any of the other Loan Documents, other than installments of principal and interest on the Note; or

                  (c) any material representation or warranty made by Borrower in or pursuant to this Agreement or otherwise made in writing in connection with or as contemplated by this Agreement shall be incorrect or false or misleading in any material respect as of the period of time to which it relates; provided, however, if such representation or warranty was not known to be false or misleading by Borrower or any other Loan party at the time it was made or deemed made, the same shall not constitute and Event of Default until thirty (30) days following written notice by Lender to Borrower (during which period cure shall be permitted); or

                  (d) An Event of Default exists under any other Loan Document, following any required notice to Borrower and the expiration of any applicable cure period thereunder; or

                  (e) Any financial statement provided to Lender pursuant to any Loan Document, is or proves to be false or misleading in any material respect; or

                  (f) Any order or decree (final beyond right of review) is entered by any court of competent jurisdiction directly or indirectly enjoining or prohibiting Lender or Borrower from performing any of their material obligations under this Agreement; or

                  (g) Borrower makes an assignment for the benefit of creditors; or petitions or applies to any court for the appointment of a trustee or receiver for itself or for any part of its assets or for the Property or any portion thereof, or commences any proceedings under any bankruptcy, insolvency, readjustment of debt or reorganization statute or law of any jurisdiction, whether now or hereafter in effect; or if any such petition or application is filed or any such proceedings are commenced, and Borrower by any act indicates any approval thereof, consent thereto, or acquiescence therein; or an order is entered appointing any such trustee or receiver, or adjudicating Borrower bankrupt or insolvent, or approving the petition in any such proceeding; or if any petition or application for any such proceeding or for the appointment of a trustee or receiver is filed by any third party against Borrower or the Property, or any portion thereof, and any of the aforesaid proceedings is not dismissed within sixty (60) days of its filing; or

                  (h) Borrower fails to comply with, keep or perform any of its material obligations, agreements, undertakings, covenants, conditions or warranties under (i) this Agreement, (ii) any other Loan Document, or (iii) any other document or instrument executed and delivered to Lender by Borrower pursuant to this Agreement, and such failure continues for a period of thirty
(30) days after written notice thereof by Lender to Borrower (during which period cure shall be permitted); or

                  (i) Construction of the Facilities is abandoned for any period of (30) consecutive days, or construction of the Facilities is not completed on or before the Completion Date; or

                  (j) Any governmental, judicial or legal authority having jurisdiction over the Property orders or requires that construction of the Facilities be stopped in whole or in part, or any required approval, license or permit is withdrawn or suspended, and the order, requirement, withdrawal or suspension remains in effect for a period of thirty (30) consecutive days (Initial Cure Period). So long as Borrower begins within the Initial cure Period and diligently continues to take steps to remove the effect of the order, requirement, withdrawal or suspension, and Lender, in its judgment, determines that Borrower is reasonable likely to prevail, the Initial Cure Period may be extended by a period not to exceed ninety (90) days; or

                  (k) Raceway's racing and/or simulcast license is suspended, terminated, rescinded or not extended and/or Raceway is prevented or precluded, by action of the racing authorities having jurisdiction over Raceway and/or its operations, from maintaining its live racing and /or simulcast operations; or

                  (l) Subject to the same being granted to Raceway, any or all of its VLT Licenses is suspended, terminated, rescinded or not extended and/or Raceway is prevented or precluded, by action of the lottery authorities having jurisdiction over Raceway and/or its operations, from operating VLT's at the Facilities; or

                  (m) Less than three (3) designees of Lender are full voting members of the Board of Directors of Raceway; provided however, that the voluntary resignation of any such nominees and the failure of Lender to designate a successor(s) shall not constitute an Event of Default; or

                  (n) A judgment adverse to the Borrower is rendered in any action with respect to the Exclusive Option Agreement described on the Exception Schedule; or

                  (o) A judgment adverse to the Borrower is rendered in the action pending with respect to the claims of Dominic Giambona and John Signorelli described on the Exception Schedule.

         11. Upon the occurrence and continuation of an Event of Default, Lender shall have the right, in addition to all the remedies conferred upon Lender by law or equity or the terms of any Loan Document, to do any or all of the following, concurrently or successively, without notice to Borrower:

                  (a) Declare the Note to be, and the Note shall thereupon become, immediately due and payable without presentment, demand, protest, notice of intention to accelerate, notice of acceleration or notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note to the contrary notwithstanding, and exercise any one or more of its rights and remedies under the Loan Documents;

                  (b) Enter upon and take possession of the Property and all material, equipment and supplies thereon and do anything necessary or desirable to fulfill the obligations of Borrower hereunder and to sell, manage, maintain, repair and protect the Property. Lender and its designees, representatives, agents, licensees and contractors shall be entitled to the entry, possession and use contemplated herein without the consent of any party and without any legal process or other condition precedent whatsoever. Borrower acknowledges that any denial of such entry, possession and use by Lender will cause irreparable injury and damage to Lender and agrees that Lender may forthwith sue for any remedy to enforce the immediate enjoyment of such right. Borrower hereby waives the posting of any bond as a condition for exercising such remedy. Without limiting the generality of the foregoing, Lender shall have the right in its sole discretion to enter and take possession of the Property, whether in person, by agent or by court-appointed receiver, and to take any and all actions which Lender in its sole discretion may consider necessary to complete construction of the Facilities, including making changes in plans, specifications, work or materials and entering into, modifying or terminating any contractual arrangements, all subject to Lender's right at any time to discontinue any work without liability. If Lender chooses to complete the Facilities, it shall not assume any liability to Borrower or any other person for completing the Facilities, or for the manner or quality of construction of the Facilities, and Borrower expressly waives any such liability. If Lender exercises any of the rights or remedies provided in this subparagraph, that exercise shall not make Lender, or cause Lender to be deemed to be, a partner or joint venturer of Borrower. Lender in its sole discretion may choose to complete construction in its own name. All sums which are expended by Lender in completing construction shall be considered to have been disbursed to Borrower and shall be secured by the Mortgage and any other collateral held by Lender in connection with the Loan; any sums of principal shall be considered to be an additional loan to Borrower bearing interest at the Default Rate, as defined in the Note, and shall be secured by the Mortgage and any other collateral held by Lender in connection with the Loan. For these purposes Lender, in its sole discretion, may reallocate any line item or cost category of the Budget; and

                  (c) In case of the occurrence of any Event of Default hereunder, Borrower will pay Lender's attorneys' fees and disbursements and court costs (including those relating to appeals) and all related expenses in connection with the enforcement of this Agreement or any of the other Loan Documents.

              12. (a) Except for Losses (as hereinafter defined) which are finally adjudicated by a court of competent jurisdiction to have arisen directly and proximately from the gross negligence or willful misconduct of Lender, Borrower shall protect, defend, indemnify and hold Lender, and its officers, directors, employees and agents (each, an "Indemnified Party") harmless from and against any and all harm, loss, liability, damage, suit, claim, demand, expense, fees, costs, judgments and penalties (including reasonable attorneys' fees) (each a "Loss") suffered or incurred by an Indemnified Party in connection with
(i) any claim, demand, suit or proceeding brought or asserted by any person against an Indemnified Party arising out of or relating to Lender's entering into or carrying out the terms of this Agreement or any of the other Loan

Documents or being the holder of the Note, (ii) any default by Borrower or any other Loan Party hereunder or under any other Loan Document, (iii) any bodily injury, death, other personal injury or property damage occurring in or upon the Property through any cause whatsoever, (iv) any transaction otherwise arising out of or in any way connected with the Property, this Agreement, any other Loan Document or the Indebtedness, including any dispute between or among the parties hereto, and (v) any injury or damage to person or property occurring on or about the Property;

                  (b) Lender may, at Borrower's sole cost and expense, retain counsel and control the defense of any claim relating to any Loss or potential Loss (a "Claim"). If Lender so controls the defense of any such Claim, Borrower will cooperate with Lender and provide Lender with copies of all existing pleadings, discovery materials and other materials relating to said Claim. Upon taking control of the defense of any Claim, Lender shall provide to Borrower copies of all subsequent pleadings, discovery materials and other materials relating to the Claim. Lender shall be entitled to settle any such Claim on such terms as Lender deems appropriate in its sole and absolute discretion; provided, however, Lender shall not settle any Claim for which Lender seeks indemnification from Borrower pursuant hereto without the prior written consent of Borrower, which consent shall not be unreasonably withheld or delayed. If Lender does not elect to control the defense of any Claim, Borrower shall defend said Claim and shall provide Lender with copies of all pleadings, filings and correspondence relating thereto;

                  (c) In the event that Borrower shall at any time fail to duly and punctually pay, perform, observe or comply with any of its covenants and agreements hereunder or under the other Loan Documents, or if any Event of Default hereunder shall exist, then Lender may (but shall in no event be required to) make any such payment or perform any such term, provision, condition, covenant or agreement or cure any such Event of Default. Lender shall not take action under this subparagraph prior to the occurrence of an Event of Default unless in Lender's judgment, such action is necessary or appropriate in order to preserve the value of the collateral, to protect persons or property, or Borrower has abandoned the Property or any portion thereof. Lender shall not be obligated to continue any such action having commenced the same and may cease the same without notice to Borrower. Any amounts expended by Lender in connection with such action shall constitute additional advances hereunder, the payment of which is additional indebtedness, secured by the Loan Documents and shall become due and payable upon demand by Lender, with interest at the Default Rate provided in the Note from the date of disbursement thereof until fully paid. No further direction or authorization from Borrower shall be necessary for such disbursements. The execution of this Agreement by Borrower shall and hereby does constitute an irrevocable direction and authorization to Lender to so disburse such funds;

                  (d) Lender may assign, negotiate, pledge or otherwise hypothecate all or any portion of the Loan or grant participations therein, or in any of its rights and security hereunder and under the other Loan Documents, and Borrower shall accord full recognition thereto. Borrower shall provide and execute any and all additional information and documentation required by any one or more such purchasers, or potential purchasers. Borrower additionally waives any and all notices of sale of interests, as well as all notices of any repurchase of such interests. Lender may deliver copies to any potential participant or assignee or transferee of financial statements and other information from time to time furnished to Lender pursuant hereto or in connection therewith;

                  (e) Borrower shall not assign or attempt to assign its rights or obligations under this Agreement or any other Loan Document; provided however that any purchaser of the Property shall, upon payment of the Assumption Fee (as defined) acquire the Property subject to the Loan and Loan Documents and assume the duties, obligations, benefits and rights of the Borrower under and pursuant to the Loan Documents. For purposes of this Loan Agreement the term "Assumption Fee" shall be and mean an amount equal to two (2 %) percent of outstanding principal balance of the Loan at the time of the sale of the Property and the assumption of the Loan and the Loan Documents by the purchaser thereof;

                  (f) The authority herein conferred upon Lender and any action taken by Lender hereunder or in any other Loan Document will be taken by Lender for its own protection only, and Lender does not and shall not be deemed to have assumed any responsibility to Borrower or to any other person or persons with respect to any such action here in authorized or taken by Lender. No person shall be entitled to rely upon, or claim to have relied upon, any action taken or failed to have been taken by Lender or any of its representatives;

                  (g) Time is of the essence of this Agreement.

                  (h) No waiver of any term, provision, condition, covenant or agreement contained herein or in any other Loan Document shall be effective unless set forth in a writing signed by the party to be charged, and any such waiver shall be effective only to the extent set forth in such writing. Except as expressly set forth below, no failure by any party hereto to exercise, or delay by any party hereto in exercising, any right, power or privilege hereunder or in any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right or remedy provided by law. No notice to or demand on Borrower in any case shall, in itself, entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand.

                  (i) Any notice which any party hereto may be required or may desire to give hereunder shall be delivered personally or if mailed, postage prepaid, by registered or certified mail, return receipt requested, or by overnight express courier, addressed in the case of Borrower to:

                           Mid-State Raceway, Inc.
                           P.O. Box 860
                           Vernon, New York 13476

                           Mid-State Development, Corp.
                           P.O. Box 860
                           Vernon, New York 13476

in the case of Lender to:

                           Vestin Mortgage, Inc.
                           2901 El Camino Avenue
                           Las Vegas, Nevada 89102

or at such other addresses or to the attention of such other persons as may from time to time be designated by the party to be addressed by written notice to the other in the manner herein provided;

                  (j) This Agreement shall inure to the benefit of the parties and their respective successors and permitted assigns. No assignment made by Borrower in violation of this Agreement shall confer any rights on any assignee of Borrower;

                  (k) Borrower shall protect, defend, indemnify and hold Lender harmless from and against all loss, cost, liability and expense incurred as a result of any claim for a broker's or finder's fee against Lender or any person or entity in connection with the transaction herein contemplated, provided such claim is made by or arises through or under Borrower or is based in whole or in part upon alleged acts or omissions of Borrower;

                  (l) All documents and other matters required by any of the provisions of this Agreement to be submitted or provided to Lender shall be in form and substance reasonably satisfactory to Lender;

                  (m) At any time or from time to time, upon the written request of Lender, Borrower shall execute, and, if required, record, file (and pay all fees, taxes or other expenses relating thereto) all such further documents and do all such other acts and things as Lender may reasonably request to effectuate the transaction contemplated herein in accordance with the terms hereof. Borrower is aware that Lender is subject to state and federal laws and regulations, which may from time to time require Lender to supply information to regulators and/or auditors about this loan, which information must be confirmed in writing by Borrower. Borrower hereby agrees that at any time any information is requested by Lender relating in any manner to this loan by any regulators and/or auditors, Borrower will fully cooperate by providing within ten (10) days all information, and any and all written confirmations, Lender reasonably requests of Borrower;

                  (n) This Agreement, the Exhibits hereto and the other Loan Documents and other documents referred to herein constitute the entire agreement between the Lender and Borrower with respect to the subject matter hereof and may not be modified or amended in any manner other than by supplemental written agreement executed by the parties hereto;

                  (o) If any provision of this Agreement or any other Loan Document or the application thereof to any person or situation shall, to any extent, be held invalid or unenforceable, the remainder of this Agreement or any other Loan Document, and the application of such provision to persons or situations other than those to which it shall have been held invalid or unenforceable, shall not be affected thereby, but shall continue valid and enforceable to the fullest extent permitted by applicable law;

                  (p) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THAT STATE;

                  (q) THE RIGHTS AND OBLIGATIONS OF BORROWER AND LENDER SHALL BE DETERMINED SOLELY FROM THIS WRITTEN LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND ANY PRIOR ORAL OR WRITTEN AGREEMENTS BETWEEN LENDER AND BORROWER CONCERNING THE SUBJECT MATTER HEREOF AND OF THE OTHER LOAN DOCUMENTS ARE SUPERSEDED BY AND MERGED INTO THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS;

                  (r) THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY NOT BE VARIED BY ANY ORAL AGREEMENTS OR DISCUSSIONS THAT OCCUR BEFORE, CONTEMPORANEOUSLY WITH, OR SUBSEQUENT TO THE EXECUTION OF THIS LOAN AGREEMENT OR THE LOAN DOCUMENTS;

                  (s) THIS WRITTEN LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENTS AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES;

                  (t) Borrower and Lender agree that the terms and conditions of this Agreement and the other Loan Documents are the result of negotiations between the parties and that this Agreement and the other Loan Documents shall not be construed in favor of or against any party by reason of the extent to which any party or its professionals participated in the preparation of this Agreement;

                  (u) In any action or proceeding bought by Borrower against Lender claiming or based upon an allegation that Lender unreasonably withheld its consent to or approval of a proposed act by Borrower which requires Lender's consent or approval hereunder, Borrower's sole and exclusive remedy in said action or proceeding shall be injunctive relief or specific performance requiring Lender to grant such consent or approval;

                  (v) LENDER AND BORROWER HEREBY WAIVE THE RIGHT TO A

TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY LENDER AND BORROWER, AND LENDER AND BORROWER ACKNOWLEDGE THAT NO PERSON ACTING ON BEHALF OF ANOTHER PARTY TO THIS AGREEMENT HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. LENDER AND BORROWER FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED (OR HAVE HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF THEIR OWN FREE WILL, AND THAT THEY HAVE HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL;

                  (w) TO INDUCE LENDER TO ENTER INTO THE COMMERCIAL LOAN TRANSACTION EVIDENCED BY AND SECURED BY THE LOAN DOCUMENTS, BORROWER AGREES THAT THE SAID TRANSACTION IS COMMERCIAL AND NOT A CONSUMER TRANSACTION;

                  (x) (i) Subject to the provisions of subparagraph 12(x)(ii) hereof, each party hereto hereby unconditionally and irrevocably submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Nevada and the Federal Courts sitting therein (collectively the "Designated Courts"), over any action arising out of or relating to the any of the Loan Documents (a " Designated Action"). All claims with respect to any Designated Action shall be heard and determined in a Designated Court. No party hereto shall commence any Designated Action except in a Designated Court. No party hereto shall, and each party hereto hereby waives any right it may have to: (a) plead or make any objection to the venue of any Designated Court; (b) plead or make any claim that any Designated Action brought in any Designated Court has been brought in an improper or otherwise inconvenient forum; or (c) plead or make any claim that any Designated Court lacks personal jurisdiction over it. The summons and complaint or any other process in any Designated Action may be served by mailing to any of the addresses set forth herein or by hand delivery to a person of suitable age and discretion at any such address, and that any such service shall be deemed to be complete on the date such process is so mailed or delivered and to have the same force and effect as personal service within the State of Nevada; and

                      (ii) Notwithstanding the provisions of subparagraph 12(x)(i) hereof, Lender shall have the right to bring any Designated Action in the courts of any other jurisdiction to the extent Lender deems it necessary, appropriate, or desirable (in its sole and absolute discretion) in connection with any Designated Action based upon, resulting from, arising out of, or relating to the Mortgage and/or the Note.

                  (y) If the work of construction is directly affected and delayed by fire, earthquake, or other acts of God, strike, lockout, acts of public enemy, riot, insurrection, or governmental regulation of the sale or transportation of materials, supplies or labor, Borrower must notify Lender in writing within five (5) calendar days after the event occurs which causes the delay. So long as no Event of Default has occurred and is continuing, Lender shall extend the Completion Date by a period of time equal to the period of delay, but not more than a total of ninety (90) days. Such an extension, however, shall not affect the time for performance of, or otherwise modify, any of Borrower's obligations under the Loan Documents or the maturity of the Note.

         IN WITNESS WHEREOF, Borrower and Lender have caused this Agreement to be executed by their duly authorized representatives as of the day, month and year first above written.

                           BORROWER:

                           MID-STATE RACEWAY, INC.

                           By: _________________________________
                               Name: Hoolae Paoa
                               Title: President

                           MID-STATE DEVELOPMENT CORPORATION

                           By: _________________________________
                               Name: Hoolae Paoa
                               Title: President

                           LENDER:

                           VESTIN MORTGAGE, INC.

                           By: _________________________________
                               Name:
                               Title:

STATE OF NEW YORK )
                    ) ss:
COUNTY OF ONEIDA  )

         On this, the _____ day of June 2003, before me, the undersigned officer, personally appeared Hoolae Paoa, who acknowledged himself to be the President of Mid-State Raceway, Inc., a New York corporation, and that he, as such President , being authorized so to do, executed the foregoing Loan Agreement for the purposes therein contained.

         IN WITNESS WHEREOF, I hereunto set my hand and official seal.

                                               _________________________________

                                               Notary Public

STATE OF NEW YORK )
                    ) ss:
COUNTY OF ONEIDA  )

         On this, the _____ day of June 2003, before me, the undersigned officer, personally appeared Hoolae Paoa, who acknowledged himself to be the President of Mid-State Development Corporation, a New York corporation, and that he, as such President , being authorized so to do, executed the foregoing Loan Agreement for the purposes therein contained.

         IN WITNESS WHEREOF, I hereunto set my hand and official seal.

                                               _________________________________

                                               Notary Public

STATE OF _________ )
                     ) ss:
COUNTY OF ________ )


         On this, the _____ day of June 2003, before me, the undersigned officer, personally appeared ________________, who acknowledged himself to be the __________ of Vestin Mortgage, Inc., a Nevada corporation, and that he, as such ____________ , being authorized so to do, executed the foregoing Loan Agreement for the purposes therein contained.

         IN WITNESS WHEREOF, I hereunto set my hand and official seal.

                                               _________________________________

                                               Notary Public

                                   EXHIBIT "B"

1. To refinance the indebtedness evidenced by that certain $18,000,000.00 promissory note dated January 29, 2003 executed by the Borrower and made payable to All Capital, LLC; in the amount of $15,937,477.32 (net of interest reserve)plus interest from June 1, 2003; and

2.       Real Property Taxes of $430,777.32.

                                  EXHIBIT "B-1"

1. Refinance the indebtedness evidenced by that certain $18,000,000.00 promissory note dated January 29, 2003 executed by the Borrower and made payable to All Capital, LLC; in the amount of $15,937,477.32 (net of interest reserve) plus interest from June 1, 2003;

2.       Retention by the Lender of Loan Fee of $1,840,000.00;

3. Estimated Loan Costs and reimbursement of Lender expenses of $150,000.00 (any excess to utilized by the Borrower for per diem interest on the Existing Debt and additional working capital; and any deficiency to be funded by the Borrower from working capital);

4.       Retention by Lender of Interest Reserve of $1,686,666.66;

5.       Real Estate Taxes of $430,777.32; and

6.       Working Capital of $255,078.70.

                                  EXHIBIT "B-2"

1.       Funding of construction of VLT Facilities of $2,200,000.00; and

2.       Funding of VLT "bank" of $500,000.00.

                                   EXHIBIT "C"

         1. Each of Raceway and Development is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, with full power and authority, corporate and otherwise, and (except as set forth on the Exception Schedule forming a part of the Loan Agreement) with all licenses, permits, certifications, registrations, approvals, consents and franchises necessary to own or lease and operate its properties and to conduct its business as presently being conducted.

         2. Each of Raceway and Development has the full power and authority, corporate and otherwise, to execute, deliver and perform each of the Transactional Documents to which it is a signatory and to consummate the transactions contemplated thereby; the execution, delivery and performance of each of the Transactional Documents, the consummation by Raceway and Development of the transactions therein contemplated and the compliance by Raceway and Development with the terms of each of the Transactional Documents have been duly authorized by all necessary corporate action, and each of the Transactional Documents to which each is a party has been duly and properly authorized, executed and delivered by Raceway and Development; and each of the Transactional Documents is the valid and binding obligation of the parties thereto, enforceable in accordance with its respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and the discretion of courts in granting equitable remedies.

         3. The execution, delivery and performance of the Transactional Documents by Raceway and Development and the consummation by Raceway and Development of the transactions therein contemplated does not, and will not, with or without the giving of notice or the lapse of time, or both, (a) result in any violation of the constitutional documents of any of Raceway and Development or conflict with any of the terms or provisions of, or constitute a default under, or result in the modification or termination of, or (except as expressly provided in the Transactional Documents) result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of Raceway and Development pursuant to any indenture, mortgage, note, contract, commitment or other agreement or instrument known to such counsel after due inquiry to which any of the Raceway and Development is a party or by which they or any of their properties or assets are or may be bound or affected; (c) to our best knowledge, and after due investigation violate any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over any of them or any of their properties or businesses; or (d) have any effect on any permit, certification, registration, approval, consent, license or franchise necessary for Raceway and Development to own or lease and operate any of their properties and to conduct their businesses or the ability of Raceway and Development to make use thereof.

         4. Except as otherwise expressly provided in the Transactional Documents, no consent, approval, authorization or order of any court, governmental agency, authority or body or any party to an agreement to which any of Raceway or Development is a party and/or by which either of them is bound is required in connection with the execution, delivery and performance of the Transactional Documents, and/or the consummation by Raceway and Development of the transactions contemplated by the Transactional Documents.

         5. Except as set forth on the Exception Schedule forming a part of the Loan Agreement, there are no liens, judgements, actions or proceedings pending against either of Raceway or Development in any court or before any governmental authority or arbitration board which could reasonably be expected to materially and adversely affect the business or finances of Raceway or Development.

         6. The Loan, as reflected in the Transactional Documents, is not subject to the defense of usury under the laws of the State of New York.

         7. To the best of our knowledge and belief, the Property (as defined in the Loan Agreement) is zoned for the use to which it is presently employed, which zoning is final, unconditional and in full force and effect. In the event that all or any part of the Improvements (as defined in the Loan Agreement) are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. No legal proceedings are pending or to our knowledge threatened with respect to the zoning of the Property. Neither the zoning nor any other right to use or operate the Property is in any way dependent upon or related to any real estate other than the Property.

         9. The Loan is an exempt transaction under the Truth- in-Lending Act (15 U.S.C.A. Sections 1601 et seq.)

         10. To the best of our knowledge and belief and except as set forth on the Exception Schedule forming a part of the Loan Agreement:

                  (a) All necessary and required franchises, licenses, authorizations, registrations, permits and approvals for the current use and occupancy of the Property have been obtained from all governmental authorities having jurisdiction over the Property so as to permit the operation of the Property as presently utilized

                  (b) The present use of the Property does not violate (i) any applicable law, regulation, ordinance or order of any kind whatsoever (including any such laws relating to zoning, building and environmental protection),
                           (ii) any permit or license issued with respect to the Property, or (iii) any condition, easement, right-of-way, covenant or restriction affecting the Property.

                           The Property is in compliance in all material respects with all applicable laws, regulations, ordinances and orders applicable thereto, including the applicable requirements of the Americans with Disabilities Act of 1990, as amended;

                  (c) All necessary and required franchises, licenses, authorizations, registrations, permits and approvals for the current use and occupancy of the Property have been obtained from all governmental authorities having jurisdiction over the Property;

                  (d) Borrower has not received any notice from any governmental or quasi-governmental body or agency or from any person or entity with respect to (and Borrower does not know of) any actual or threatened taking of the Property, or any portion thereof, for any public or quasi-public purpose or of any moratorium which may affect the current use or operation of the Property;

                                  EXHIBIT "D"

                               INSURANCE POLICIES

                                   EXHIBIT "E"

                               EXCEPTION SCHEDULE

1. Messrs. Goldfarb, Cherry and Goldberg have claimed that Borrower is in default of its Exclusive Option Agreement with them. The Borrower terminated such agreement in July 2002. See Item 5 below for ensuing litigation.

2. Borrower has been issued temporary live racing and simulcast licenses for 2003 by the New York State Racing and Wagering Board; which licenses have no expiration date.

3. Borrower makes no representation as to what approvals are required from the New York State Racing and Wagering Board.

4. Borrower is not up-to-date on its SEC filing requirements; having not filed a 10K for 2000 or 2001 and not filed completed 10Q's for 2000, 2001 or 2002.

5. See the certified December 31, 2001 financial statements of Borrower for various lawsuits Borrower is subject to, and, in addition: (a) Borrower is a defendant in two lawsuits which seek to overturn recent VLT legislation in New York; (b) Borrower was, until recently, a defendant in a lawsuit brought by Golden Cherry Racing Group, LLC, Sandford Goldfarb, Eric Cherry and Steven Goldberg alleging breach of contract, fraud and tortuous interference in connection with the Exclusive Option Agreement; which law suit was dismissed, without prejudice, at the direction of the presiding judge; and (c) Borrower is a defendant in an action commenced by Dominic Giambona and John Signorelli seeking damages and specific performance with respect to the issuance of warrants to purchase up to 175,000 shares of common stock and "bulk up" shares.

6.       Borrower is subject to collective bargaining agreements.

7.       Borrowers 2001 Corporation Tax Return is unfiled.

8. No compensation and benefit payments, including vacation, holiday and sickness payments are unpaid except in the ordinary course of business.

9. Property taxes are delinquent in the amount set forth on the annexed schedule. An agreement with the county has been reached for the payment of such taxes. With the proceeds of the Initial Disbursement all payments due under such agreement will be fully satisfied.

10. Schedule of leases attached to $8,500,000 Loan Agreement sets forth book property that is leased or subject to a security agreement, conditional sales contract of other title retention or security agreement.

11. See schedule of real property and improvements attached to $8,500,000 Loan Agreement.

12.      See Exhibit "D" for schedule of insurance policies.

13. See Schedule "A" to Assignment of Contracts, Licenses and Permits for a description of employment and consulting agreements calling for payments of more than $25,000 annually.

14. Borrower is subject to an agreement with Autotote systems for signal uplink services.

15. Borrower is subject to an agreement with Amtote International, Inc. for betting terminals.

16.      Borrower is subject to an agreement with American Teletimer Corp.

17. Borrower is subject to an agreement with Harness Horse Association of Central New York.

18. The Borrower previously filed a proxy statement with the Securities and Exchange Commission for the stockholder's vote on the Exclusive Option Agreement. The Borrower received but did not respond to comments thereto. See items 1 and 5 above.

                                   EXHIBIT "F"

                              Financial Statements

1. Certified Financial Statements of Borrower as of December 31, 1999;

2. Certified Financial Statements of Borrower as of December 31, 2000; and

3. Certified Financial Statements of Borrower as of December 31, 1998.

4. Consolidated Balance Sheet and Operating Statement for the Third Quarter of 2001.

5. Consolidated Balance Sheet and Operating Statement for the Fourth Quarter of 2001.

6. Consolidated Balance Sheet and Operating Statement for the First Quarter of 2002.

7. Consolidated Balance Sheet and Operating Statement for the Second Quarter of 2002.

8. Consolidated Balance Sheet and Operating Statement for the Third Quarter of 2002.

9. Consolidated Balance Sheet and Operating Statement for the Fourth Quarter of 2002.

10. Certified Financial Statements of Borrower as of December 31, 2001.

11. Draft of Financial Statements of Borrower as of December 31, 2002.